DESCRIPTION OF REGISTRANT’S SECURITIES

General

The following description summarizes some of the terms of our certificate of incorporation and bylaws and the Delaware General Corporation Law (“DGCL”). This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation and bylaws, each of which has been publicly filed with the Securities and Exchange Commission (the “SEC”), as well as the relevant provisions of the DGCL.

The purpose of Fold Holdings, Inc. (the “Company,” “Fold,” “we,” “our,” or “us”) is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Our authorized capital stock consists of 600,000,000 shares of Common Stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share. No shares of preferred stock are issued or outstanding. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Voting Power

Except as otherwise required by law, as otherwise provided in our certificate of incorporation (as may be amended from time to time) or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of shares of our Common Stock possess all voting power for the election of directors and all other matters requiring stockholder action. Holders of shares of our Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders.

Dividends

Subject to applicable law, the rights and preferences of the holders of our preferred stock and any other provisions of our certificate of incorporation, as it may be amended from time to time, holders of our Common Stock are entitled to receive such dividends and other distributions in cash, stock or property of Fold when, as and if declared thereon by our Board, in its discretion, from time to time out of assets or funds of Fold legally available therefor.

Liquidation, Dissolution and Winding Up

Subject to the rights of holders of our preferred stock, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of our preferred stock ranking senior to the shares of our Common Stock upon such dissolution, liquidation or winding up, if any, our remaining net assets will be distributed to the holders of our Common Stock and the holders of any other class or series of capital stock ranking equally with our Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights. No sinking fund provisions are applicable to our Common Stock.

Preferred Stock

Our Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and the number of shares constituting any series or the designation of any series, all to the fullest extent now or hereafter permitted by the DGCL. The issuance of our preferred stock could have the effect of decreasing the trading price of our Common Stock, restricting dividends on the capital stock of Fold, diluting the voting power of our Common Stock, impairing the liquidation rights of the capital stock of Fold, or delaying or preventing a change in control of Fold.

Registration Rights

Amended and Restated Registration Rights Agreement

As contemplated by the Merger Agreement (as described in this Annual Report on Form 10-K), the Company, Emerald ESG Sponsor LLC (“ESG Sponsor”), Emerald ESG Advisors, LLC (“ESG Advisors”) and Emerald ESG Funding, LLC (“ESG Funding” and, collectively with ESG Sponsor and ESG Advisors, the “Sponsors”), certain stockholders of Legacy Fold and certain stockholders of the Company (collectively, the “Registration Rights Holders”) entered into an Amended and Restated Registration Rights Agreement, dated as of February 14, 2025 (the “A&R Registration Rights Agreement”).

Polar Subscription Agreement

The Company and Polar Multi-Strategy Master Fund (“Polar”) entered into a subscription agreement, dated January 3, 2024 (the “Polar Subscription Agreement”). Pursuant to Section 1.4 of the Polar Subscription Agreement, we agreed to register for resale certain shares of our Common Stock that are held by Polar to the extent feasible and in compliance with all applicable laws and regulations by filing a registration statement no later than 30 days after the closing of the business combination contemplated by the Merger Agreement (the “Business Combination”).

SPV Registration Rights Agreement

Pursuant to the Securities Purchase Agreement dated December 24, 2024, as amended, between the Company and a certain institutional investor, the Company and the institutional investor entered into a registration rights agreement, dated as of December 24, 2024 (the “SPV RRA”), whereby the Company agreed to provide certain customary shelf and piggyback registration rights with respect to the shares underlying the additional notes issuable pursuant to that Securities Purchase Agreement under the Securities Act, and the rules and regulations promulgated thereunder, and applicable state securities laws.

SATS Registration Rights Agreement

Pursuant to the Securities Purchase Agreement by and between the Company and SATS Credit Fund, L.P. (“SATS”) the Company and SATS entered into a registration rights agreement, dated as of March 12, 2025, whereby the Company agreed to provide certain customary shelf and piggyback registration rights with respect to the shares underlying the SATS Note and SATS Warrant under the Securities Act, and the rules and regulations promulgated thereunder, and applicable state securities laws.

SZOP Registration Rights Agreement

Pursuant to the Equity Purchase Facility Agreement (the “Facility”) by and between the Company and SZOP Opportunities I, LLC (“SZOP”), the Company and SZOP entered into a registration rights agreement, dated as of June 16, 2025, whereby the Company agreed to provide certain registration rights with respect to the shares of Common Stock that the Company may issue and sell to SZOP under the Facility.

SATS Second Registration Rights Agreement

Pursuant to the Purchase Agreement by and between the Company and SATS dated February 25, 2026, the Company entered into a registration rights agreement dated February 25, 2026 with SATS, whereby the Company agreed to provide certain customary shelf and piggyback registration rights with respect to 520,000 shares of Common Stock issued to SATS in connection with the Purchase Agreement (and possibly an additional 520,000 shares upon renewal of the transaction) under the Securities Act, and the rules and regulations promulgated thereunder, and applicable state securities laws.

Election of Directors and Vacancies

Subject to the rights of the holders of any one or more series of preferred stock to elect additional directors under specified circumstances and the terms, the number of directors of our Board is fixed solely and exclusively by our Board, but it initially consists of seven (7) directors, which are divided into three (3) classes, designated Class I, II and III, respectively.

Under our bylaws and except as otherwise provided by our certificate of incorporation, at all meetings of stockholders called for the election of directors at which a quorum is present, a plurality of the votes properly cast is sufficient to elect such directors to the Board.

Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any one or more series of our preferred stock, newly created directorships and any vacancies on our Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of preferred stock), and shall not be filled by the stockholders. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified or until their earlier death, resignation, disqualification or removal. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified or until such director’s earlier death, resignation, disqualification or removal.

Subject to the rights, if any, of the holders of any one or more series of our preferred stock, any director may be removed from office only for cause and only by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the outstanding capital stock of Fold then entitled to vote generally in the election of directors.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by Fold, subject, nevertheless, to the provisions of the DGCL, our certificate of incorporation and our bylaws; provided, however, that no bylaw so adopted will invalidate any prior act of the directors which would have been valid if such bylaw had not been adopted.

Quorum; Voting

The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person, or by remote communication, if applicable, or represented by proxy, constitutes a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by our certificate of incorporation and bylaws. If, however, such quorum will not be present or represented at any meeting of the stockholders, the person presiding over the meeting or holders of a majority of the voting power present in person, or by remote communication, if applicable, or represented by proxy, has the power to recess or adjourn the meeting from time to time, without notice other than announcement at the meeting or in any other manner permitted by the DGCL, until a quorum will be present or represented. At such recessed or adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at such adjourned meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, our Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Unless a different or minimum vote is required by statute or by the applicable stock exchange rules, or by our certificate of incorporation or our bylaws, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on such matter shall be the act of the stockholders. Except as otherwise provided by statute, our certificate of incorporation or our bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote in the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute or by our certificate of incorporation or our bylaws or any applicable stock exchange rules, the holders of a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by our certificate of incorporation or our bylaws or any applicable stock exchange rules, the affirmative vote of the holders of a majority (plurality, in the case of the election of directors) of the voting power of the shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstention and broker non-votes) on such matter shall be the act of such class or classes or series.

Anti-takeover Effects of the Charter and the Bylaws

Our certificate of incorporation or our bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized above, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq, which would apply if and so long as our Common Stock (or units or Warrants) remains listed on the Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Common Stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Fold by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of our Common Stock at prices higher than prevailing market prices.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by law, and subject to the rights, if any, of the holders of any one or more series of our preferred stock, special meetings of the stockholders of Fold, for any purpose or purposes, may be called only by (a) the Chairperson of our Board, (b) the Chief Executive Officer, (c) our Board or (d) the President. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the place, date and time of the meeting, the means of remote communication by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

Our bylaws also provide that unless otherwise restricted by our certificate of incorporation or our bylaws, any action required or permitted to be taken at any meeting of our Board or of any committee thereof may be taken without a meeting, if all members of our Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of our Board or committee.

In addition, our bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Chairperson of our Board or our Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

Our certificate of incorporation provides however, in addition to the votes required by law, that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of Fold entitled to thereon, voting together as a single class:

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the provisions regarding the two classes of capital stock of Fold and the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock;
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the provisions regarding the management of Fold, the size of our Board, the election and removal of directors to our Board, the filling of vacancies, preferred stockholder election rights, and bylaw amendments;
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the provisions regarding the actions of stockholders of Fold, advance notice of business to be brought by stockholders and special meetings of stockholders;
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the provisions regarding the limited liability of directors or officers of Fold;

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the provisions regarding the indemnification of the current and former officers, directors, employees and agents of Fold;
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the provisions regarding exclusive forums for certain actions; and
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the provisions regarding amending our certificate of incorporation.

Subject to our certificate of incorporation, our Board is expressly empowered to adopt, amend or repeal our bylaws. The stockholders also shall have power to adopt, amend or repeal our bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of Fold required by applicable law or by our certificate of incorporation (including any certificate of designation relating to any series of preferred stock), such action by stockholders shall require the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of Fold entitled to vote thereon, voting together as a single class.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation limits the liability of the directors and officers of Fold to the fullest extent permitted by law, and our bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board.

Under the terms of such indemnification agreements, we are required to, among other things, indemnify each of our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and settlement amounts, to the fullest extent permitted by applicable law, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee, or a person for whom he or she is the legal representative, is or was a director or officer of Fold or any of its subsidiaries or is or was serving at our request as a director, officer, employee or agent for another entity. The indemnification agreements also require us, to the fullest extent not prohibited by law and if so requested, to advance within thirty (30) days of such request all expenses that any of the indemnitees incurred, provided that such indemnitee will return any such advance if it is ultimately determined that such indemnitee is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Forum of Certain Actions

Under our certificate of incorporation, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative action, suit or proceeding brought on behalf of Fold; (B) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Fold, to Fold or its stockholders; (C) any action, suit or proceeding arising out of or pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws; and (D) any action, suit or proceeding asserting a claim against Fold governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law. Unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint.

In addition, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, this provision will not apply to claims or suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity holding, owning or otherwise acquiring any interest in any security of Fold shall be deemed to have notice of and consented to the provisions of our certificate of incorporation.

Warrants

Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time. Pursuant to the warrant agreement, a Public Warrant holder may exercise its Public Warrants only for a whole number of shares of Common Stock. This means that only a whole Public Warrant may be exercised at any given time by a Public Warrant holder. No fractional Public Warrants will be issued upon separation of the Emerald Units and only whole Public Warrants will trade. The Public Warrants will expire February 14, 2030, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue shares of Common Stock upon exercise of a Public Warrant unless Common Stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of an Emerald Unit containing such Public Warrant will have paid the full purchase price for the Emerald Unit solely for the share of Common Stock underlying such Emerald Unit.

Redemption of Public Warrants when the price per share of Common Stock equals or exceeds $18.00

We may call the Public Warrants for redemption for cash:

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in whole and not in part;
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at a price of $0.01 per Public Warrant;
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upon not less than 30 days’ prior written notice of redemption given after the Public Warrants become exercisable (the “30-day redemption period”) to each Public Warrant holder;
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if, and only if, the reported last sale price of Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the Public Warrants become exercisable and ending three business days before we send the notice of redemption to the Public Warrant holders; and
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if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such Warrants.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise its Public Warrant prior to the scheduled redemption date. However, the price of Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, we will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” we will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of the Public Warrants. If we take advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Public Warrants, multiplied by the difference between exercise price of the Price Warrants and the “fair market value” of Common Stock (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of Common Stock for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If we take advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption.

Redemption Procedures

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% of Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Common Stock is increased by a capitalization or share dividend payable in Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each whole Public Warrant will be increased in proportion to such increase in the outstanding Common Stock.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of Common Stock on account of such shares (or other securities into which the Public Warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of Fold with or into another corporation (other than a consolidation or merger in which Fold is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Fold as an entirety or substantially as an entirety in connection with which Fold is dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event.

Other Terms

The Public Warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Fold Holdings Inc. (f/k/a Emerald Acquisition Corp.). The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

In addition, if (x) we issued additional shares of Common Stock or equity-linked securities for capital raising purposes in connection with the Closing at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Emerald Board and, in the case of any such issuance to the Sponsors or its affiliates, without taking into account any Founder Shares held by the Sponsors or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represented more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the Closing Date (net of redemptions), and (z) the volume weighted average trading price of Common Stock during the 20 trading day period starting on the trading day prior to the Closing Date (such price, the “Market Value”) was below $9.20 per share, the exercise price of the Public Warrants was to be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “Redemption of Public Warrants when the price per share of Common Stock equals or exceeds $18.00” was to be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Fold, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Public Warrants and receive Common Stock. After the issuance of Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number of shares of Common Stock to be issued to the warrant holder.

SPV Warrants

Effective as of the closing of the Business Combination, Fold issued to the Investor (i) warrants exercisable for 869,565 shares of Common Stock with an exercise price of $12.50 per share, in exchange for the SPV Series A Warrants, and (ii) warrants exercisable for 500,000 shares of Common Stock with an effective exercise price of $0.001 per share in exchange for the SPV Series B Warrants, and (iii) warrants exercisable for 869,565 shares of Common Stock with an exercise price of $11.50 per share, in exchange for the SPV Series C Warrants. On February 14, 2025, in connection with the closing of the Business Combination, the Investor exercised the Series B Warrants in full for 500,000 shares of Common Stock. On June 16, 2025, the Company entered into that certain Waiver, Amendment and Joinder Agreement which, among other things, reduced the Exercise Price of the Series C Warrants to $9.00 (see the discussion below, under the heading “Waiver, Amendment and Joinder Agreement”).

SATS Warrant

On March 12, 2025, Fold issued to SATS a warrant exercisable for 925,590 shares of Common Stock with an exercise price of $15.00 per share.

Waiver, Amendment and Joinder Agreement

The Company entered into a Waiver, Amendment and Joinder Agreement with its subsidiary, Fold, Inc., a Delaware corporation (“Subsidiary”), and certain holder (the “Holder”) named therein (the “Waiver and Amendment Agreement”) in connection with (A) that certain Securities Purchase Agreement, dated as of December 24, 2024, by and between the Subsidiary and the Holder (“Securities Purchase Agreement”), pursuant to which, among other things, the Subsidiary issued (i) that certain Senior Secured Convertible Note to the Holder on December 24, 2024, which was exchanged into that certain Senior Secured Convertible Note on February 14, 2025, concurrently with the consummation of the Company’s business combination (the “Note”) and (ii) (a) that certain Series A Warrant, (b) that certain Series B Warrant and (c) that certain Series C Warrant, each of which were initially issued to the Holder on December 24, 2024, and subsequently exchanged into warrants to purchase Common Stock of the Company on February 14, 2025 (the “Warrants”), concurrently with the consummation of the Company’s business combination, and (B) that certain Pledge and Security Agreement, dated as of December 24, 2024, by and among the Holder, as collateral agent, and the Subsidiary, as debtors (the “Security Agreement”).

The terms of the Waiver and Amendment Agreement provide for, among other things: (i) the Shares of Common Stock issuable under the Facility to the Investor to be deemed to be “Excluded Securities” under each of the Securities Purchase Agreement and the terms of the Warrants and terms of the Note; (ii) the Facility to be permitted under the terms of the Securities Purchase Agreement; (iii) the extension of the Interest Date under the Note from the first Trading Day of each Fiscal Quarter to the fifth Business Day after the first Trading Day of each Fiscal Quarter (as each such capitalized term is defined in the Note); (iv) the extension of the Expiration Date of the Series C Warrant from February 14, 2026 to August 14, 2026; (v) a reduction of the Conversion Price of the Note (as defined therein) to $9.00 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events after the date of the Waiver and Amendment Agreement); (vi) a reduction of the Exercise Price of the Series C Warrant (as defined therein) to $9.00 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events after the date of the Waiver and Amendment Agreement). Additionally, in accordance with the terms of the Waiver and Amendment Agreement, at any time that the Company is required to deliver shares of Common Stock to the Holder pursuant to a Conversion Notice (as each such term is defined in the Note), and the Company has not then effected such delivery, then until such time as the Company shall have delivered such shares of Common Stock to the Holder, it shall not consummate any draw-down pursuant to any “equity line of credit” transaction such as under the Advance Notice to the Facility.

In connection with the transactions contemplated by the Waiver and Amendment Agreement, among other things, prior to the Effective Time (as defined therein), the Company and its Subsidiary are obligated to deliver the final, executed Note and Warrants to complete the exchange of such securities together with a joinder and amendment to the Security Agreement and a guaranty (“Guaranty”).

Additionally, the terms of the Waiver and Amendment Agreement provide that as of the Effective Time, the Company is deemed to be a party to the Security Agreement and a “Debtor” for all purposes under the Security Agreement, and shall have all of the obligations of a “Debtor” as if it had executed the Security Agreement. The Company assumed all obligations of a “Debtor” under the Security Agreement and agreed to be bound by, as of the date of the Waiver and Amendment Agreement, every term, representation, warranty, covenant, condition and agreement set forth in the Security Agreement applicable to a “Debtor” thereunder. The Company assigned and granted to the Holder, as collateral agent for itself and on behalf of the Buyers (as defined in the Security Purchase Agreement), a security interest in all assets of the Company, owned as of the date of the Waiver and Amendment Agreement and thereafter acquired, including but not limited to the property of the Company described in clauses (a) through (o) of Section 1 of the Security Agreement.

Senior Unsecured Promissory Note

On February 26, 2026, the closing conditions for the Purchase Agreement by and between the Company and SATS dated February 25, 2026 were satisfied, pursuant to which SATS purchased from the Company a senior unsecured promissory note (the “Promissory Note”) in the amount of $13.0 million, with a term of one year, a 10% per annum interest rate, payable monthly. The Company has the right to fully or partially prepay the Promissory Note at any time without penalty. Upon certain "trigger prices", namely $45,000 per bitcoin, $40,000 per bitcoin, and $37,000 per bitcoin, as calculated as described in the Promissory Note, SATS may require the Company to prepay up to 25%, 50% and 100%, respectively, of the outstanding principal amount of the Promissory Note plus all accrued and unpaid interest on such amount. The Promissory Note is senior unsecured debt of the Company, but permits the Company to incur up to $25 million in future indebtedness (the "Permitted Debt Cap") and excludes from the Permitted Debt Cap the Promissory Note and debt incurred for the purpose of operating the Company's anticipated credit card program. The Promissory Note contains certain customary events of default provisions, including failure to maintain the listing of the Company's Common Stock, insolvency, bankruptcy, liquidation, and failure to pay amounts due with respect to $1,000,000 in other indebtedness. The Promissory Note is renewable for an additional one year term upon the mutual consent of the Company and SATS and upon the issuance by the Company to SATS of an additional 520,000 shares of the Company's Common Stock.

Transfer Agent and Warrant Agent

The transfer agent for our Common Stock and warrant agent for the Public Warrants is Continental Stock Transfer & Trust Company.

Trading Symbols and Market

Our Common Stock and Public Warrants are listed on the Nasdaq Global Market under the symbol “FLD” and “FLDDW,” respectively.